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                                                                    Exhibit 4.57

 AGREEMENT FOR SUPPLY FOR SURABAYA - UJUNG PANDANG - BANJARMASIH (SUB) CAPACITY
        EXPANSION NO. K.TEL.188/HK.910/ITS-00/2006, DATED 16 AUGUST 2006

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Parties:                  1.   TELKOM; and

                          2.   NEC Corporation ("NEC").

Scope of Agreement:       CONTRACT has agreed to implement the expansion project
                          for Surabaya - Ujungpandang - Banjarmasin (SUB).

Rights and Obligations:   NEC

                          1. NEC shall perform the project in accordance with the terms and condition in the contract;

                          2. NEC shall, upon request, provide all technical information to TELKOM;

                          3. NEC shall, in the event of any damage, loss or injury - except for force majeure reason, repair at the cost of each party.

                          TELKOM

                          TELKOM shall supervise the work and examine the personnel employed in the execution of the works.

Assignment:               NEC may not assign the right to any party without the
                          prior written consent of TELKOM.

Termination:              TELKOM shall be entitled to unilaterally, without any
                          claim from NEC, terminate a part or the entire agreement, if the following events occur:

                          1. If NEC fails to materially execute the works or neglects to perform its obligation;

                          2. If NEC becomes subject to bankruptcy, insolvency, liquidation or winding up proceedings;

                          3. If NEC is in material breach of its obligation or repudiates this agreement.

Dispute Resolution:       1.   Both parties shall use their best efforts and
                               shall co-operate and negotiate in good faith to resolve any and all disputes;

                          2. In the event that such disputes cannot be settled amicably, the parties shall submit the dispute to arbitration under the rules of the Indonesian National Board of Arbitration ("BANI").

Governing Law:            The agreement is governed by, construed and
                          interpreted in accordance with the laws of the Republic of Indonesia.
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